Exhibit 10.10

JACKSONVILLE SAVINGS BANK

LONG-TERM DEFERRED COMPENSATION PLAN

JACKSONVILLE SAVINGS BANK

LONG-TERM DEFERRED COMPENSATION PLAN

ARTICLE 1    PURPOSE

The purpose of this Long Term Deferred Compensation Plan (hereinafter referred to as the “Plan”) is to provide deferred compensation for certain eligible employees on account of their outstanding services and valuable contributions to Jacksonville Savings Bank (the “Bank”) with these benefits.  This Plan shall be an amendment and restatement of various Deferred Compensation Agreements between the Bank and various executives of the Bank, as more fully disclosed on Exhibit A attached hereto.  In addition, this Plan shall provide for initial eligibility of certain employees, selected by the Board, who have not previously participated in a deferred compensation plan of the Bank.  As restated, the Plan shall be effective January 1, 1996.

ARTICLE 2   DEFINITIONS

For the purposes of this Plan, the following terms may have the meanings indicated, unless the context clearly indicates otherwise:

2.1   Account.  “Account” means the Account as maintained by the Employer in accordance with Article 4 with respect to any deferral of compensation pursuant to this Plan.  A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan.  A Participant’s Account shall not constitute or be treated as a trust fund of any kind.

2.2   Bank.  “Bank” means Jacksonville Savings Bank.

2.3   Beneficiary.  “Beneficiary” means the person, persons or entity entitled under Article 6 to receive any Plan Benefits payable after a Participant’s death.

2.4   Board.  “Board” means the Board of Directors of the Bank and the Company, as applicable.

2.5   Change in Control.  “Change in Control” means:

(1)   a reorganization, merger, merger conversion, consolidation or sale of all or substantially all of the assets of the Bank, the Company or the Stock Holding Company, or a similar transaction in which the Bank, the Company or the Stock Holding Company is not the resulting entity;

(2)   individuals who constitute the Incumbent Board of the Bank, the Company, or the Stock Holding Company cease for any reason to constitute a majority thereof; provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-fourths of the directors composing the Incumbent Board or whose nomination for election by the Bank’s or the Stock Holding Company’s stockholders or the Company’s members was approved by the nominating committee serving under the Incumbent Board shall be, for purposes of this Section, considered as though he were a member of the Incumbent Board; or

(3)   an acquisition of “control” of the Bank, the Company, or the Stock Holding Company as defined in the Bank Holding Company Act of 1956, as amended and applicable rules and regulations promulgated thereunder as in effect at the time of the Change in Control (collectively, the “BHCA”), as determined by the Board of Directors of the Bank, the Company, or the Stock Holding Company; or

(4)   an acquisition of the Bank’s or Stock Holding Company’s stock requiring submission of notice under the Change in Bank Control Act.

(5)   In the event that the Company converts to the Stock Holding Company on a stand-alone basis, a “Change in Control” of the Bank or the Stock Holding Company (a) shall mean an event of a nature that would be required to be reported in response to Item (a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), or results in a Change in Control of the Bank or the Stock Holding Company within the meaning of the BHCA; or (b) without limitation shall be deemed to have occurred at such time as (i) any “person” (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Stock Holding Company is or becomes a “beneficial owner” (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Bank representing 25% or more of the Bank’s outstanding securities ordinarily having the right to vote at the election of directors except for any securities of the Bank received by the Stock Holding Company in connection with the reorganization and any securities purchased by the Bank’s employee stock ownership plan and trust shall not be counted in determining whether such plan is the beneficial owner of more than 25% of the Bank’s securities, (ii) a proxy statement soliciting proxies from stockholders of the Bank, by someone other than the current management of the Bank, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Stock Holding Company of the Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Bank or the Stock Holding Company, or (iii) a tender offer is made for 25% or more of the voting securities of the Bank and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Bank have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

Notwithstanding the foregoing, a “Change in Control” of the Bank or the Company shall not be deemed to have occurred if the Company ceases to own at least 51% of all outstanding shares of stock of the Bank in connection with a conversion of the Company from mutual to stock form.

Also not withstanding the foregoing, the formation of a Stock Holding Company subsidiary of the Company which acquires 100% of the Bank’s voting common stock, shall not be a Change in Control.

2.6   Committee.  “Committee” means the Committee appointed to administer the Plan pursuant to Article 7.

2.7   Company.  “Company” means Jacksonville Bancorp, M.H.C.

2.8   Conversion Transaction.  “Conversion Transaction” means the conversion of the Company from the mutual to stock form of organization either on a stand-alone basis or in the context of a merger conversion, as provided by regulations of the Commissioner or FDIC.

2.9   Deferred Compensation Contributions.  “Deferred Compensation Contributions” shall mean those amounts contributed to the Plan by an eligible employee from his bas e salary and bonus, if any.

2.10         Determination Date. “Determination Date” means the last day of each calendar month.

2.11         Discretionary Contributions.  “Discretionary Contributions” means those contributions made by the Employer to the Account of a Participant in excess of the Employer Mandatory Contribution and Deferred Compensation Contributions.  Discretionary Contributions may vary from year to year.  The Employer is not obligated to make Discretionary Contributions in any year.

2.12         Disability.  ”Disability” means a physical or mental condition which, in the opinion of the Committee, permanently prevents an employee from satisfactorily performing employee’s duties for Employer.  The Committee’s decision as to Disability will be based upon medical reports and/or other evidence satisfactory to the Committee.  In no event shall a Disability be deemed to occur or to continue after a Participant’s Normal Retirement Date.

2.13         Employer. “Employer” means Jacksonville Savings Bank, a federally chartered savings bank, or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Board.

2.14         Employer Contributions.  “Employer Contributions” means Employer Mandatory Contributions, Employer Discretionary Contributions and Deferred Compensation Contributions.

2.15          Initial Participation Date.  “Initial Participation Date” means the date the Participant first became eligible to participate under Article 3.

2.16          Interest Rate.  “Interest Rate” means, with respect to any calendar month, the monthly equivalent of three percentage points (3%) greater than the annual yield of Moody’s Average Corporate Bond Yield Index for the preceding calendar month as published by Moody’s Investor Service, Inc. (or any successor thereto) or, if such index is no longer published, a substantially similar index selected by the Board.

2.17          Mandatory Contribution. “Mandatory Contributions” means those annual contributions by the Employer to the Account of a Participant in the amount set forth in the Participation Agreement.

2.18          Normal Retirement Date.  “Normal Retirement Date” means the date on which a Participant retires from service on or after any of the following: (i) the attainment of age 65; (ii) the attainment of age 55 and the completion of 15 years of service; or (iii) the completion of 25 years of service.

2.19         Participant.  “Participant” means any individual who is participating or has participated in this Plan or a predecessor plan or deferred compensation agreement, as provided in Article 3.

2.20         Participation Agreement.  “Participation Agreement” means the agreement filed by a Participant which acknowledges assent to the terms of the Plan and in which the Participant elects to defer the receipt of Compensation.  The Participation Agreement must be filed with the Committee prior to payment of any Employer Contributions.

2.21          Plan Benefit.  “Plan Benefit” means the benefit payable to a Participant as calculated in Article 5.

2.22         Spouse.  “Spouse” means a Participant’s wife or husband who is lawfully married to the Participant at the time of the Participant’s death.

2.23         Stock Holding Company.  “Stock Holding Company” means the holding company resulting from a stock conversion of the Company in a Conversion Transaction or established as a mid-tier holding company majority-owned subsidiary of the Company to acquire 100% of the Bank’s stock.

ARTICLE 3   PARTICIPATION

3.1   Eligibility and Participation.

(1)   Eligibility.  Eligibility to participate in the Plan shall be limited to those employees of the Employer who are designated by the Board.

(2)   Participation.  An eligible employee shall participate in the Plan either (i) as the result of having been a participant in a Deferred Compensation Agreement listed at Exhibit A or (ii) after being selected by the Board to participate and by submitting to the Committee a Participation Agreement in the form attached hereto as Exhibit B.  If an eligible employee elects to make Deferred Compensation Contributions to the Plan, the employee shall submit a Participation Agreement by December 15 of the calendar year immediately preceding the year for which Deferred Compensation Contributions shall be made.  In the event that an employee first becomes eligible to participate or to make Deferred Compensation Contributions during a calendar year, and the employee elects to make Deferred Compensation Contributions to the Plan, a Participation Agreement must be submitted to the Committee no later than thirty (30) days following notification of the employee of eligibility to participate, and such Participation Agreement shall be effective only with regard to Deferred Contributions based on base salary and bonuses payable following the submission of the Participation Agreement to the Committee.

ARTICLE 4   DEFERRED COMPENSATION ACCOUNTS

4.1   Accounts.  For record keeping purposes only, an Account shall be maintained for each Participant.  Separate subaccounts shall be maintained to the extent necessary to properly reflect the Participant’s total.  Deferred Compensation Contributions, Employer Mandatory Contributions and Employer Discretionary Contributions.

4.2   Deferred Compensation Contributions.  In accordance with the terms of the Plan, a Participant may elect to defer a portion of his base salary and bonus payable during the year into the Plan.

4.3   Employer Mandatory Contributions.  Effective for the year ending December 31, 1996, and as of each subsequent December 31 during Participant’s period of employment with the Employer, the Employer shall, subject to the rights reserved to it under the Plan, credit to the Account of the Participant an amount as is determined by the Board as set forth in the Participation Agreement.

4.4   Employer Discretionary Contributions.  The Employer may make Discretionary Contributions to Participants’ Accounts.  Discretionary Contributions shall be credited at such times and in such amounts as the Board in its sole discretion shall determine.

4.5   Life Insurance Policy.  In its discretion, the Employer may maintain an insurance policy on the life of the Participant.  In the event of the Participant’s death while employed by the Employer, any death benefits payable under such a policy will be paid to the Employer, as beneficiary under the policy, and a commensurate amount shall be distributed to the Participant’s designated beneficiary.  In the event of a Change in Control or the Participant’s retirement, disability, or other termination of employment: (a) The cash value of such policy will be credited to the Participant’s Account for purposes of distribution under Article 5, or (b) said policy will be assigned to the Participant.

4.6   Interest.  Unless the Accounts are invested in accordance with Section 4.7 below, the Accounts shall be credited monthly with Interest earned based on the Interest Rate specified in Section 2.  Interest earned shall be calculated as of each Determination Date based upon the average daily balance of the account since the preceding Determination Date and shall be credited to the Participant’s Account at that time.

4.7   Investment of Accounts.

(1)   The Employer may, in lieu of crediting Interest under Section 4.6 above, determine what investment options to offer under the Plan and may, from time to time, change the investment options offered hereunder.  The investment options available under the Plan shall be known, collectively, as the “Investment Funds.” The Employer shall communicate in writing to Participants, the Investment Funds available under the Plan from time to time.

(2)   A Participant may direct that the various contributions made on his behalf be allocated to one or more of the Investment Funds as made, in multiples of any whole percentage (from 1% to 100%), or at the election of the Employer and as communicated in writing to Participants in increments of a set dollar amount.

(3)   Election Forms.  Each Participant must complete a form directing the allocation of his Account among the Investment Funds.  Such direction shall continue in effect until such time as the Participant submits a form directing a different allocation.  The investment of future Employer Contributions may be changed effective on or after the first day of any calendar quarter (January 1, April 1, July 1 or October 1) which next occurs at least ten (10) days after the instruction has been received by the Committee or on such other date reasonably determined by the Committee.

(4)   In the event that the Employer directs the Trustee to discontinue investment in a particular fund to which a Participant has directed contributions, or in the event that a Participant fails to provide investment instructions for all or any contribution to his account, the portion of such contributions for which a Participant has provided no investment instruction, shall be invested in a manner determined by the Trustee and communicated in writing to Participants.

(5)   A Participant may elect to transfer amounts from one Investment Fund to another in increments of any whole percentage (from 1% to 100% of the Participant’s Account Balance) or such other increments reasonably determined by the Committee. Such election shall be effective on or after the first day of any calendar quarter, provided written notice has been received by the Committee at least ten (10) days before the effective date of the transfer or on such other date reasonably determined by the Committee.

(6)   The timing and frequency of transfers among investment options may be further restricted if such restrictions are required by the company handling or providing the investment option.

4.8   Determination of Accounts.  Each Participant’s Account as of each Determination Date shall consist of the balance of the Participant’s Account as of the immediately preceding Determination Date, plus (i) any Deferred Compensation Contributions made during the year and any Interest or other earnings credited thereon, (ii) the Employer’s Mandatory Contributions and any Interest or other earnings credited thereon, (iii) any Employer Discretionary Contributions and any Interest or other earnings credited thereon, minus the amount of any distributions made since the immediately preceding Determination Date.

In the event that: (i) a valid non-qualified deferred compensation rabbi trust is established by the Employer, (ii) such rabbi trust is annually funded in the manner contemplated by this Article 4, (iii) the Participant provides investment recommendations to the Trustee or recommends to the Trustee an investment advisor for amounts credited to his account in the rabbi trust; and (iv) the Trustee, in its sole discretion, follows the Participant’s recommendations, then the amount payable to the Participant (or his Beneficiary) shall be the amount credited to the Participant’s Account pursuant to the funding method set forth in this Article 4, increased or decreased by the actual investment experience of such Participant’s account in the rabbi trust, or the amount purchasable by this amount.

4.9   Vesting of Accounts.  Each Participant shall be one hundred percent (100%) vested in the amounts credited to such Participant’s Account and earnings thereon.

4.10          Statement of Accounts.  The Committee shall submit to each Participant, within one hundred twenty (120) days after the close of each calendar year and at such other time as determined by the Committee, a statement setting forth the balance to the credit of the Account maintained for a Participant.

ARTICLE 5   PLAN BENEFITS

5.1   Plan Benefit.  If a Participant terminates employment on his Normal Retirement Date or for reasons other than death, the Employer shall pay a Plan Benefit equal to the Participant’s vested Account, as determined in accordance with Article 4.

5.2   Death Benefit.  Upon the death of a Participant, the Employer shall pay to the Participant’s Beneficiary an amount determined as follows:

(1)   If the Participant dies after termination of employment with the Employer, the remaining unpaid balance of the Participant’s vested Account shall be paid in the same form that payments were being made prior to the Participant’s death.

(2)   If the Participant dies prior to termination of employment with the Employer, the amount payable shall be the Participant’s Account Balance. Payments shall be made in accordance with Section 5.5.

5.3   Accelerated Distribution.  Notwithstanding any other provision of the Plan, at any time after a Change in Control or at any time following termination of Employment, a Participant shall be entitled to receive, upon written request to the Committee, an amount equal to ninety percent (90%) of the balance in his Account as of the Determination Date immediately preceding the date on which the Committee receives the written request.  The amounts payable under this section shall be paid in a lump sum within sixty-five (65) days following the receipt of the notice by the Committee from the Participant.  The remaining ten percent (10%) of the Participant’s account shall be forfeited.

5.4   Hardship Distributions Due to Unforeseeable Emergency.  Upon a finding that a Participant has suffered an unforeseeable emergency which results in a financial hardship, the Committee may, in its sole discretion, make distributions from the Participant’s Account prior to the time specified for payment of benefits under the Plan.  An “unforeseeable emergency” is an unanticipated emergency that is caused by an event beyond the control of the participant or beneficiary that would result in a severe financial hardship to the individual if early withdrawal is not permitted.  The amount of such distribution shall be limited to the amount reasonably necessary (including any taxes required to be withheld) to meet the Participant’s requirements during the financial hardship.

5.5   Form of Benefit Payment.

(1)   All Plan Benefits other than Hardship Distributions shall be paid in the form selected by the Participant in the Participation Agreement from among the following alternatives:

(a)   A lump sum payment.

(b)   Equal annual installments of the Account and Interest amortized over a period not to exceed fifteen (15) years.

(c)   Equal monthly installments of the Account and Interest amortized over a period not to exceed one hundred eighty (180) months.

(2)   The Interest on the unpaid balance of an Account under (a) shall be equal to the average interest rate on the applicable Account over the thirty-six (36) months immediately preceding the commencement of benefit payments.

5.6   Withholding for Taxes.  The Employer shall withhold from payments made hereunder any taxes required to be withheld from a Participant’s wages for the federal or any state or local government.  However, a Beneficiary may elect not to have withholding for federal income tax purposes pursuant to section 3405(a)(2) of the Internal Revenue Code, or any successor provision.

5.7   Commencement of Payments.  Payment shall commence, except as may be provided otherwise in the Participation Agreement, not later than sixty (60) days after the end of the month in which the Participant terminates employment with the Employer. All payments shall be made as of the first day of the month.

5.8   Full Payment of Benefits.  Notwithstanding any other provision of this Plan, all benefits shall be paid no later than one hundred eighty (180) months following the Participant’s attaining age sixty-five (65) or termination of service, whichever is later.

5.9   Payment to Guardian.  If a Plan Benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person.  The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan Benefit.  Such distribution shall completely discharge the Committee and the Employer from all liability with respect to such benefit.

ARTICLE 6   BENEFICIARY DESIGNATION

6.1   Beneficiary Designation.  Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both principal as well as contingent) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the benefits due under the Plan.  Each Beneficiary designation shall be in a written form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime.  Exhibit C hereto provides a sample Beneficiary designation form.

6.2   Amendments.  Any Beneficiary designation may be changed by a Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary designation with the Committee.  The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.  If a Participant’s compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

6.3   No Participant Beneficiary Designation.  If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s designated Beneficiary shall be deemed to be the person in the first of the following classes in which there is a survivor:

(1)   The surviving Spouse;

(2)   The Participant’s children, except if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

(3)   The Participant’s estate.

6.4   Effect of Plan.  The payment to the deemed Beneficiary shall completely discharge Employer’s obligations under this Plan.

ARTICLE 7   ADMINISTRATION

7.1   Committee; Duties.  This Plan shall be administered by the Committee, which shall consist of not less than three (3) persons appointed by the Board.  The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan.  A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2   Agents.  The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

7.3   Binding Effect of Decisions.  The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules or regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4   Indemnity of Committee.  The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE 8   CLAIMS PROCEDURE

8.1   Claim.  Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing within thirty (30) days.

8.2   Denial of Claim.  If the claim or request is denied, the written notice of denial shall state:

(1)   The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(2)   A description of any additional material or information required and an explanation of why it is necessary.

(3)   An explanation of the Plan’s claim review procedure.

8.3   Review of Claim.  Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee.  The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing.  On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4   Final Decision.  The decision on review shall normally be made within sixty (60) days.  If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days.  The decision shall be in writing and shall state the reasons and the relevant Plan provisions.  All decisions on review shall be final and bind all parties concerned.

ARTICLE 9   AMENDMENT AND TERMINATION OF PLAN

9.1   Amendment.  The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of Amendment in any Account maintained under the Plan.  Any change in the Interest Rate shall not become effective until the first day of the calendar year which follows the adoption of the amendment and providing at least thirty (30) days’ written notice of the amendment to the Participant.

9.2   Employer’s Right to Terminate.  The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Employer.

(1)   Partial Termination.  The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments.  In the event of such a Partial Termination, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such Partial Termination.

(2)   Complete Termination.  The Board may completely terminate the Plan by instructing the Committee not to accept any additional Employer Contributions, and by terminating all ongoing Participation Agreements.  In the event of Complete Termination, the Plan shall cease to operate and the Employer shall pay out to each Participant their Account as if that Participant had terminated service as of the effective date of the Complete Termination.  Payments shall be made in equal annual installments over the period listed below, based on the Account balance:

Appropriate Account Balance	Payout Period
Less than $10,000	1 Year
$10,000 but less than $50,000	3 Years
More than $50,000	5 Years

Interest earned on the unpaid balance in each Participant’s Account shall be based on the Interest Rate in effect on the Determination Date immediately preceding the effective date of the Complete Termination.

ARTICLE 10   MISCELLANEOUS

10.1         Unfunded Plan.  This Plan is intended to be an unfunded plan maintained primarily to provide deferred Compensation benefits for a select group of management or highly compensated employees.  This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan.  Eligible individuals are select members of management who, by virtue of their position with the Employer, are uniquely informed as to the Employer’s operations and have the ability to materially affect the Employer’s profitability and operations.

10.2         Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer.  Such policies or other assets of Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan.  Any and all of Employer’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Employer.  Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise of Employer to pay money in the future.

10.3         Trust Fund.  The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Employer may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors.  To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

10.4         Nonassignabilily.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5         Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein.  Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.

10.6         Non-Competition.

(1)           Upon any termination of Participant’s employment hereunder as a result of which the Bank is paying Plan Benefits under Article 5, Participant shall not compete with the Bank and/or the Company for a period of one (1) year following such termination within fifty (50) miles of any city, town or county in which the Bank and/or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board.  During such period and within fifty (50) miles of said cities, towns and counties, Participant shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company.  Recognizing that irreparable injury will result to the Bank and/or the Company, its business and property in the event of Participant’s breach of this Section 10.6, in the event of any such breach by Participant, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Participant, Participant’s partners, agents, servants, employers, employees and all persons acting for or with Participant.  Nothing herein will be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Participant.

(2)   The knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank.  Participant will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever.  Notwithstanding the foregoing, Participant may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Participant may disclose any information regarding the Bank or the Company which is otherwise publicly available.  In the event of a breach or threatened breach by Participant of this Section 10.6, the Bank will be entitled to an injunction restraining Participant from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Participant.

10.7         Protective Provisions.  Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.  Notwithstanding the other provisions of this Plan, no death benefits in excess of the Account balance shall be paid if death occurs as a result of suicide.

10.8         Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.9         Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.10       Governing, Law.  The provisions of this Plan shall be construed and interpreted according to the laws of the State of Illinois.

10.11       Validity.  In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.12       Notice.  Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee, the Plan Administrator, or the Secretary of the Employer.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.13       Successors.  The provisions of this Plan shall bind and inure to the benefit of Jacksonville Savings Bank and its successors and assigns.  The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Jacksonville Savings Bank, and successors of any such corporation or other business entity.

IN WITNESS WHEREOF, and pursuant to resolution of the Board of Directors of Jacksonville Savings Bank, as adopted and approved on September 24, 1996 such corporation has caused this instrument to be executed by its duly authorized officers effective as of January 1, 1996.

JACKSONVILLE SAVINGS BANK

By:	/s/ Andrew F. Applebee
Chairman

By:	/s/ Rosa McKinney
Secretary

Dated:	December 18, 1996

JACKSONVILLE SAVINGS BANK
LONG-TERM DEFERRED COMPENSATION PLAN

_________________________

Amendment Number One
__________________________

The Jacksonville Savings Bank Long-Term Deferred Compensation Plan (the “Plan”) is hereby amended in accordance with the following, effective as of January 1, 2001:

1.             The first sentence of Section 2.18 of the Plan shall be amended to provide as follows:

“Normal Retirement Date” means the date on which a Participant retires from service on or after any of the following: (i) the attainment of age 65; (ii) the attainment of age 55 and the completion of 15 years of service; or (iii) the completion of 25 years of service.

2.             Section 5.1 of the Plan shall be amended in its entirety to provide as follows:

Plan Benefit.  If a Participant terminates employment on his Normal Retirement Date or for reasons other than death, the Employer shall pay a Plan Benefit equal to the Participant’s vested Account, as determined in accordance with Article IV.

IN WITNESS WHEREOF, this Amendment Number One has been executed by the duly authorized officers of the Bank as of the 9th  day of April, 2002.

ATTEST:	JACKSONVILLE SAVINGS BANK

/s/ Rosa L. McKinney	By:	/s/ Richard A. Foss
President